Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Steve Quinlan, Vice President and Chief Financial Officer

                    (517) 372-9200, squinlan@neogen.com

Neogen Reports Record Revenues for Fiscal 2021

LANSING, Mich., July 20, 2021 — Neogen Corporation (NASDAQ: NEOG) announced today the results for its fourth quarter and full 2021 fiscal year, which ended May 31, 2021. Revenues for the fourth quarter increased 17% to $127,425,000, compared to $109,074,000 in the prior year, and revenues for the full fiscal year were $468,459,000, compared to the prior year’s $418,170,000, an increase of 12%.

The fourth quarter was the 116th of the past 122 quarters that Neogen reported revenue increases as compared to the same period in the previous year.

Fourth-quarter net income was $15,760,000, or $0.15 per share, compared to the prior year’s $16,347,000, or $0.15 per share. Net income for the full 2021 fiscal year was $60,882,000, or $0.57 per share, compared to the prior year’s $59,475,000, or $0.56 per share. Prior year fourth quarter results benefitted from temporary cost actions taken to mitigate the impact of COVID-19, which amounted to approximately $2 million pre-tax ($0.01 per share); additionally, non-recurring corporate development expenditures of approximately $3.1 million pre-tax ($0.02 per share) were incurred in the second and third quarters of the current fiscal year. Adjusting for these items, earnings per share would have increased $0.01 for the current quarter and $0.04 for the year. For all comparative periods, earnings per share amounts have been adjusted to reflect the company’s 2-for-1 stock split on June 4, 2021.

“The past year has been full of uncertainty, but these strong top-line results demonstrate the resiliency of the entire Neogen team and their dedication to protecting the global food supply,” said John Adent, Neogen’s President and Chief Executive Officer. “I am pleased to report this solid growth across our entire business, both domestically and internationally. Our success this year reflects the strength and diversity of our product portfolio, which allows us to offer comprehensive solutions under extremely challenging market conditions.”

Gross margins for the company were 45.3% of sales for the fourth quarter of 2021, compared to 47.4% in the prior year’s fourth quarter. This decrease can be attributed to significantly higher supply chain costs, including freight, customs and duties, and increased personnel costs. Operating expenses were 18% higher in the fourth quarter of fiscal 2021 than in the same period last year. It is important to note that in the prior year’s fourth quarter, the company reduced expenses by $2 million as the COVID-19 pandemic began to impact the business. Operating income for the current year fourth quarter was $20,255,000, or 15.9% of sales, compared to $19,944,000, or 18.3% in the fourth quarter of the company’s 2020 fiscal year.

For fiscal year 2021, the overall gross margin as a percentage of sales was 45.9%, a decrease from 46.9% in the prior fiscal year. Margins were negatively impacted during the year by product mix shifts towards lower margin products, such as cleaners and disinfectants, and increases in supply chain costs, particularly on both domestic and international shipments. Operating expenses increased 9% for the full fiscal year. This includes $3.1 million in consulting and legal expenses incurred for targeted acquisitions, which the company was ultimately unsuccessful in closing, and was partially offset by a decline in travel and customer-facing events during the year. For the entire 2021 fiscal year, operating income was $74,169,000, or 15.8% of sales, compared to $67,523,000, or 16.1% in the company’s 2020 fiscal year. Interest income declined $1.6 million for the quarter and was down $4.4 million for the year, as yields on the company’s marketable securities portfolio dropped precipitously due to efforts by the U.S. Federal Reserve to stimulate the economy during the pandemic.

“The currency headwinds we had been facing for most of the fiscal year reversed in the fourth quarter, resulting in comparative revenues which were $3.3 million higher on a constant currency basis,” said Steve Quinlan, Neogen’s Vice President and Chief Financial Officer. “However, as the year has progressed, we have absorbed some significant cost increases, in part the result of the COVID-19 pandemic. The cost of container shipments has been dramatically affected by supply chain issues caused by capacity constraints, which have adversely impacted our margins and earnings. We are taking a number of actions to offset these increased costs. Despite this, I am pleased that we recorded a 10% increase in operating income during a very challenging year.”

Revenues for Neogen’s Food Safety segment were $64,101,000 in the fourth quarter of fiscal 2021, an increase of 18% compared to $54,318,000 in last year’s fourth quarter. Organic growth for the segment was 12%, with Megazyme providing most of the acquisition revenue. Strong sales of the recently launched Soleris® Next Generation (NG) rapid microbial testing solution continued as the system gained acceptance within the commercial lab and dietary supplement markets. The segment also benefitted as businesses began to rebound from the COVID-19 pandemic, with sales of natural toxin (10%) and allergen (19%) test kits both increasing.

For the year, the Food Safety segment reported revenues of $234,244,000, an increase of 10%, compared to the prior year’s $212,691,000. Organic growth in this segment was 6% for the full year. Sales of the Soleris product line increased 19%, while sales of natural toxin test kits were up 6% and allergen test kits rose 5% for the full fiscal year. Partially offsetting these gains was a 30% decline in the sale of drug residue test kits from competitive pressure and lower demand due to poor economic conditions in European markets.

The company recorded solid results at its international operations, which primarily report through the Food Safety segment, with sales increasing 11% in fiscal 2021 compared to the prior year. Revenues at Neogen’s U.K. operations increased by 10% (4% in British pounds) for fiscal 2021, with strong sales of cleaners and disinfectants partially offset by sluggish sales of the company’s diagnostic test kits, as many customers were forced to reduce or close operations due to the COVID-19 pandemic. Neogen Latinoamerica’s revenues increased 9% (13% in pesos) on the strength of biosecurity products, veterinary instruments and diagnostic test kits. Neogen China’s revenues doubled year over year (89% in yuan), a result of increased demand for biosecurity products due to African swine fever outbreaks in that country and the COVID-19 pandemic. Revenues from the company’s Brazilian operations increased by 15% in local currency, with solid increases in mycotoxin test kits, but declined by 8% when translated to the U.S. dollar.

Neogen’s Animal Safety segment reported revenues of $63,324,000 in the fourth quarter, an increase of 16% compared to $54,756,000 in the previous year’s fourth quarter. This increase was driven by strong growth in the veterinary instruments line (50%), primarily needles and syringes, as well as in the animal care line (51%) of antibiotics, vitamin injectables and supplements, as companion animal spending has increased significantly during the COVID-19 pandemic. Rodent control products rose 33%, the result of continued rodent pressure across the U.S., and insect control products increased 26%, enhanced by revenues from the company’s acquisition of the StandGuard® product line in July 2020. Sales of cleaners and disinfectants sold through this segment declined 39% and protective wear, such as gloves, declined 43% as the prior year fourth quarter results reflected the extraordinarily high demand seen early in the COVID-19 pandemic.

For the full fiscal year, the Animal Safety segment reported revenues of $234,215,000, compared to $205,479,000 in fiscal year 2020, an increase of 14%, on strength of the animal care (31%), veterinary instruments (16%), and rodent control (42%) lines, partially offset by lower sales of cleaners, disinfectants and protective wear from the prior year.

Neogen’s worldwide genomics business, reported through both the Food Safety and Animal Safety segments, recorded an increase of 21% in the fourth quarter of fiscal year 2021 and a 13% overall increase in fiscal year 2021, each compared to the same period a year ago. These increases were driven by continued strength in companion animal testing services in the U.S. and Australia and new bovine and porcine business in China. Aquaculture sales also increased significantly in fiscal 2021, driven by a partnership with a large customer and a new test for whiteleg shrimp.

Neogen Corporation develops and markets comprehensive solutions dedicated to food and animal safety. The company’s Food Safety segment markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases, and sanitation concerns. Neogen’s Animal Safety segment is a leader in the development of genomic solutions along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care, and disinfectants.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the company’s most recently filed Form 10-K.

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NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended May 31		12 months ended May 31
	2021	2020	2021	2020
Revenue
Food Safety	$64,101	$54,318	$234,244	$212,691
Animal Safety	63,324	54,756	234,215	205,479

Total revenue	127,425	109,074	468,459	418,170
Cost of sales	69,734	57,345	253,403	221,891

Gross margin	57,691	51,729	215,056	196,279
Operating expenses
Sales & marketing	20,505	16,468	73,443	69,675
Administrative	12,854	11,859	51,197	44,331
Research & development	4,077	3,458	16,247	14,750

Total operating expenses	37,436	31,785	140,887	128,756

Operating income	20,255	19,944	74,169	67,523
Other income (loss)	(109)	1,233	1,099	4,782

Income before tax	20,146	21,177	75,268	72,305
Income tax	4,386	4,830	14,386	12,830

Net income	$15,760	$16,347	$60,882	$59,475
Net income per diluted share	$0.15	$0.15	$0.57	$0.56

Other information:
Shares to calculate per share	108,044	106,244	107,120	105,720
Depreciation & amortization	$5,884	$4,854	$21,041	$18,396
Interest income	42	1,611	1,614	5,992
Gross margin (% of sales)	45.3%	47.4%	45.9%	46.9%
Operating income (% of sales)	15.9%	18.3%	15.8%	16.1%
Revenue increase vs. FY 2020	16.8%		12.0%
Net income vs. FY 2020	(3.6%)		2.4%

NEOGEN CORPORATION UNAUDITED SUMMARIZED

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	May 31	May 31
	2021	2020
Assets
Current assets
Cash & investments	$381,087	$343,673
Accounts receivable	91,823	84,681
Inventory	100,701	95,053
Other current assets	17,840	13,999

Total current assets	591,451	537,406
Property & equipment, net	100,453	78,671
Goodwill & other assets	228,288	181,105

Total assets	$920,192	$797,182

Liabilities & Equity
Current liabilities	$53,599	$48,489
Non-current liabilities	26,216	23,516
Equity: Shares outstanding 107,468,304 at May 31, 2021 & 105,891,682 at May 31, 2020	840,377	725,177

Total liabilities & equity	$920,192	$797,182